Exhibit 99.1

Press Release

Hilb Rogal & Hobbs Company	Investor Contact: Carolyn Jones
4951 Lake Brook Drive, Suite 500	Phone:	(804) 747-3108
Glen Allen, Virginia 23060	Fax:	(804) 747-6046

FOR IMMEDIATE RELEASE

February 23, 2005

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS

FOR 2004 FOURTH QUARTER AND YEAR

RICHMOND, VA — Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s eighth largest insurance and risk management intermediary, today reported financial results for the fourth quarter and year ended December 31, 2004. The results are consistent with the preliminary discussion of the quarter in a press release issued on February 2, 2005.

For the fourth quarter, total revenues were $159.9 million, compared with $142.7 million a year ago, an increase of 12.0%. Commissions and fees rose 11.2% to $156.0 million during the quarter, compared with $140.2 million during the same period of 2003, primarily reflecting acquisitions and net new business, partially offset by a softening rate environment and declines in contingent and override commission levels. Net income for the quarter was $15.3 million, or $0.42 per share, compared with $19.4 million a year ago, or $0.53 per share, a decrease of 21.0%. Fourth quarter operating net income decreased 15.2% to $17.0 million, or $0.47 per share, compared with $20.1 million, or $0.55 per share, a year ago.

“As we previously announced, operating net income for the fourth quarter was lower than analysts’ original expectations because of higher legal, compliance and claim expenses and continued investment in our major accounts initiative,” said Martin L. “Mell” Vaughan III, chairman and chief executive officer. “Our legal, compliance and claims expenses in the fourth quarter were $3.9 million higher than a year ago. As previously disclosed, these expenditures related to protection of restrictive covenants in employment contracts, an unusual claim situation, various regulatory inquiries and other proceedings in the wake of a civil lawsuit against Marsh & McLennan Companies by the New York attorney general, and compliance with Section 404 of the Sarbanes-Oxley Act. For the full year 2004, legal compliance and claim expenses increased approximately $6.5 million compared with 2003. In addition, as industry pricing sharply weakened in the second quarter and continued throughout the rest of the year, we reduced expenses and culled underperforming sales personnel, but continued building our major account sales and service capabilities. Subsequent industry developments reinforced our conviction that investments in our major account capabilities were timely and will be strategically advantageous.”

Operating net income for the fourth quarter was lower than that of the corresponding quarter a year ago due to a decline in contingent and override commissions, higher investment in the major accounts initiative, increased legal, compliance and claims costs, and the benefit of a lower-than-normal tax rate for the year-ago quarter.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS

FOR 2004 FOURTH QUARTER AND YEAR – Continued

For the year ended December 31, 2004, total revenues rose 9.9% to $619.6 million from $563.6 million a year ago. Commissions and fees increased 9.7% to $609.7 million from $555.7 million last year, influenced by acquisitions and softening premium rates that began in the second quarter of the year. Net income for the year was $81.4 million, or $2.23 per share, compared with $75.0 million, or $2.06 per share, in 2003, an increase of 8.6%. Operating net income was $83.8 million, or $2.30 per share, compared with $80.4 million, or $2.21 per share, a year ago, an increase of 4.3%.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was 1.0% for the fourth quarter and 1.8% for the year. For the same periods, excluding contingent and override commissions, organic growth was 3.0% and 2.0%, respectively. The operating margin for the 2004 fourth quarter was 22.6%, compared with 26.5% for the 2003 fourth quarter, and 26.5% for 2004, compared with 27.4% for 2003. The decrease in operating margin is attributable to the higher expenses as discussed above and the impact from late year acquisitions.

In 2004, HRH recognized $42.4 million in contingent and override commissions, compared with $40.8 million for 2003. Of the 2004 total, 81% was from industry standard contingency agreements, which are generally influenced by underlying claims experience and maintained at the local office level. The remainder was from volume-based national override agreements. Effective for business written on or after January 1, 2005, these national override agreements, which were paid quarterly when earned, reverted into industry standard contingency agreements, which will be paid and recorded annually beginning in early 2006.

In the fourth quarter of 2004, HRH acquired three insurance agencies with aggregate annual revenues of approximately $23 million. These agencies add to HRH’s rapidly developing excess and surplus and managing general underwriter lines and its Midwest presence. For the full year 2004, HRH acquired nine insurance agencies representing aggregate revenues of approximately $81 million. In December 2004, HRH increased the capacity of its credit facility to $425 million from $290 million. The increased facility enhances HRH’s ability to fund future acquisitions and repurchase shares.

“Traditional performance metrics do not adequately measure HRH’s strategic progress in 2004,” said Robert B. Lockhart, president and chief operating officer. “Among the highlights, we completed the roll out of our new sales process, strengthened sales team accountability, established our major accounts organization, created national practices in ten disciplines, almost tripled the revenues of the new Midwest region, added marketing, claims and loss control talent, and invested in technology, communications and talent in our employee benefits business. These achievements are integral to our five-year strategic growth plan, and strengthen prospects for meeting our long-term performance goals.”

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS

FOR 2004 FOURTH QUARTER AND YEAR – Continued

Mr. Vaughan concluded, “We were not satisfied with our results for the quarter and year. Legal and regulatory developments and sharp declines in premium rates posed extraordinary challenges for the insurance brokerage industry in 2004 and into 2005. However, those same conditions have created unparalleled opportunities for HRH to compete for major account and middle-market prospects who were previously underserved or ineffectively served. While we continue to defer specific guidance for 2005, we remain focused on serving our clients with distinction, turning unsettled market conditions to our advantage wherever possible, and managing in accordance with our long-term growth goals. To increase annual operating net income per share on average by at least 15% per year remains at the core of our current five-year strategic plan.”

To date, HRH has received requests for information regarding business practices from ten state departments of insurance, and has received subpoenas from four state attorneys general. Additional requests and subpoenas may be received in the future, and HRH intends to cooperate with all of them. In addition, HRH has been named as a defendant in three purported class action suits related to past business practices, which the Company intends to vigorously defend. HRH will monitor broker compensation practices and, as warranted by market and regulatory developments, will review its compensation arrangements with underwriters.

The company cautions readers that the statements about the company’s future operations and business prospects are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Hilb Rogal & Hobbs Company is the seventh largest insurance and risk management intermediary in the U.S. and eighth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company is traded on the New York Stock Exchange, symbol HRH. Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED		YEAR ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
Revenues
Commissions and fees	$155,968	$140,232	$609,660	$555,732
Investment income	1,077	898	3,176	3,151
Other	2,876	1,618	6,767	4,764

	159,921	142,748	619,603	563,647
Operating expenses
Compensation and employee benefits	87,716	76,982	332,060	302,497
Other operating expenses	32,589	25,876	112,879	97,358
Depreciation	2,228	2,181	8,693	9,082
Amortization of intangibles	4,723	3,120	13,848	9,828
Interest expense	3,220	2,596	10,680	10,692
Integration costs[1]	106	920	1,909	4,094
Loss on extinguishment of debt[2]	1,557	—	1,557	—
Retirement benefit[3]	—	—	—	5,195

	132,139	111,675	481,626	438,746

INCOME BEFORE INCOME TAXES	27,782	31,073	137,977	124,901
Income taxes	12,455	11,668	56,563	49,947

NET INCOME	$15,327	$19,405	$81,414	$74,954

Net Income Per Share:
Basic	$0.43	$0.54	$2.27	$2.17

Assuming Dilution	$0.42	$0.53	$2.23	$2.06

Dividends Per Share	$0.1050	$0.0925	$0.4075	$0.3675

Weighted Average Number of Shares Outstanding:
Basic	35,963	35,757	35,833	34,595

Assuming Dilution	36,544	36,638	36,493	36,304

[1]	Integration costs represent costs including severance and other employee-related costs, facility and lease termination costs and branding expenses.
[2]	The company recorded a one-time loss on the extinguishment of its Second Amended and Restated Credit Agreement, which included various financing and professional costs previously deferred and certain lending fees associated with obtaining the company’s new credit facility.
[3]	The company recorded a one-time retirement benefit charge for the quarter ended March 31, 2003, representing a contractual retirement benefit for Andrew L. Rogal, the company’s former chairman and chief executive officer.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	DECEMBER 31,
	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$208,231	$126,464
Receivables (net)	240,421	255,251
Prepaid expenses and other	24,587	14,603

TOTAL CURRENT ASSETS	473,239	396,318

PROPERTY & EQUIPMENT (NET)	24,024	25,487

INTANGIBLE ASSETS (NET)	757,942	614,246

OTHER ASSETS	20,556	13,176

	$1,275,761	$1,049,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$312,891	$308,533
Accounts payable	13,417	9,089
Accrued expenses	46,371	37,434
Premium deposits and credits due customers	48,287	34,290
Current portion of long-term debt	16,248	9,321

TOTAL CURRENT LIABILITIES	437,214	398,667

LONG-TERM DEBT	265,384	174,012

DEFERRED INCOME TAXES	34,114	19,208

OTHER LONG-TERM LIABILITIES	31,893	23,073

SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,886 and 35,446 shares, respectively)	233,785	228,357
Retained earnings	271,978	205,184
Accumulated other comprehensive income	1,393	726

	507,156	434,267

	$1,275,761	$1,049,227

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with accounting principles generally accepted in the United States (GAAP).

	NET INCOME THREE MONTHS ENDED		NET INCOME PER SHARE ASSUMING DILUTION THREE MONTHS ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$15,327	$19,405	$0.42	$0.53
Excluding:
Non-operating losses, net of tax[1]	675	86	0.02	—
Integration costs, net of tax	64	561	—	0.02
Loss on extinguishment of debt, net of tax	934	—	0.03	—

OPERATING NET INCOME	$17,000	$20,052	$0.47	$0.55

	OPERATING MARGIN THREE MONTHS ENDED		OPERATING REVENUE THREE MONTHS ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$15,327	$19,405	$159,921	$142,748
Excluding:
Non-operating (gains) losses[1]	(1,516)	145	(1,516)	145
Amortization of intangibles	4,723	3,120	—	—
Interest expense	3,220	2,596	—	—
Integration costs	106	920	—	—
Loss on extinguishment of debt	1,557	—	—	—
Income taxes	12,455	11,668	—	—

OPERATING MARGIN / REVENUE	$35,872	$37,854	$158,405	$142,893

[1]	The company recorded a $2.2 million tax expense on current quarter non-operating gains of $1.5 million due to permanent tax differences on the corresponding assets.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME YEAR ENDED		NET INCOME PER SHARE ASSUMING DILUTION YEAR ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$81,414	$74,954	$2.23	$2.06
Excluding:
Non-operating (gains) losses, net of tax[1]	336	(227)	0.01	(0.01)
Integration costs, net of tax	1,145	2,497	0.03	0.07
Loss on extinguishment of debt, net of tax	934	—	0.03	—
Retirement benefit, net of tax	—	3,169	—	0.09

OPERATING NET INCOME	$83,829	$80,393	$2.30	$2.21

	OPERATING MARGIN YEAR ENDED		OPERATING REVENUE YEAR ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$81,414	$74,954	$619,603	$563,647
Excluding:
Non-operating gains[1]	(2,076)	(385)	(2,076)	(385)
Amortization of intangibles	13,848	9,828	—	—
Interest expense	10,680	10,692	—	—
Integration costs	1,909	4,094	—	—
Loss on extinguishment of debt	1,557	—	—	—
Retirement benefit	—	5,195	—	—
Income taxes	56,563	49,947	—	—

OPERATING MARGIN / REVENUE	$163,895	$154,325	$617,527	$563,262

[1]	The company recorded a $2.4 million tax expense on current year non-operating gains of $2.1 million due to permanent tax differences on the corresponding assets

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands)

	COMMISSIONS AND FEES
	THREE MONTHS ENDED		YEAR ENDED
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
GAAP COMMISSIONS AND FEES	$155,968	$140,232	$609,660	$555,732
Contingent and override commissions	(2,931)	(5,343)	(42,367)	(40,788)
Commissions and fees from acquired agencies, net of divestitures	(14,110)	—	(42,057)	—

COMMISSIONS AND FEES, NET OF CONTINGENT AND OVERRIDE COMMISSIONS, EXCLUDING THE EFFECT OF REVENUES FROM ACQUIRED/DIVESTED AGENCIES	$138,927	$134,889	$525,236	$514,944

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